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EXHIBIT 21

Fischer Imaging Corporation Subsidiary List

Europe—

Fischer Imaging Europe SA
16, Chemin Des Coquelicots
CH-1214 Vernier
Switzerland

Fischer Imaging Deutschland GmbH
Im Gewerbepark C25
D-93059 Regensburg
Germany

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  EXHIBIT 21
Fischer Imaging Corporation Subsidiary List